Exhibit 99.2

Board of Directors Minutes

MINUTES OF THE BOARD OF DIRECTORS

OF

FIRST CORPORATION

July 8, 2009

A meeting of the Board of Directors of First Corporation (the “Corporation”), was held on July 8, 2009 at 11:00 a.m. Mountain Daylight Time.

Directors participating in the meeting were:

Todd Larsen and Sheryl Cousineau

The following resolutions were put forth:

RESOLVED: that the president be authorized to execute the Letter of Intent with Louis Consulting of Dubai. United Arab Emirates for a share exchange whereby the registrant will acquire 1.6 million shares of Acquma Holdings Limited from Louis Consulting in exchange for 3.2 million shares of First Corporation’s restricted common stock.

Resolution passed

There being no further business, the meeting was adjourned.

/s/ Sheryl Cousineau

/s/ Todd Larsen

     Sheryl Cousineau, Secretary

     Todd Larsen, President and Chairman of the Board